Exhibit 10.27

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.“[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

CONSUMER SERVICES OPERATING AGREEMENT

by and between

American Express Travel Related Services Company, Inc.

and

GBT III B.V.

Dated as of June 30, 2014

EXECUTION VERSION

TABLE OF CONTENTS

Page

Exhibit 1 — Summary of Existing GBT Obligations

Schedule I — Related Agreements

Schedule II — Co-Brand Agreements

Schedule III — GBT Business Reporting

EXECUTION VERSION

CONSUMER SERVICES OPERATING AGREEMENT

This CONSUMER SERVICES OPERATING AGREEMENT, dated as of June 30, 2014 (the “Effective Date”), is entered into by American Express Travel Related Services Company, Inc., a corporation organized under the laws of the State of New York (“Amex”) and GBT III B.V., a private company with limited liability organized under the laws of the Netherlands (“GBT Holdco”) (each a “Party” and collectively the “Parties”). Capitalized terms used in this Agreement have the respective meanings assigned to them in Section 1.01.

WHEREAS, Amex, by itself and through its Affiliates, is currently engaged in the Global Business Travel business (the “GBT Business”) and the Consumer Travel & Lifestyles Business (the “TLS Business”) and is party to certain Co-Brand Agreements (as defined herein) that involve travel arrangement services;

WHEREAS, Amex and GBT Holdco have entered into or are entering into certain transaction agreements, including that certain Share Purchase Agreement by and among Amex, GBT Holdco and Juweel Investors Limited, a limited company organized under the laws of the Cayman Islands (“Juweel”), dated as of March 14, 2014 (the “Share Purchase Agreement”), that certain Shareholders Agreement by and among GBT Holdco, American Express Travel Holdings Netherlands Coöperatief U.A., a cooperative organized under the laws of the Netherlands, and Juweel Investors Coöperatief U.A., a cooperative organized under the laws of the Netherlands, dated as of June 30, 2014 (the “Shareholders Agreement”); and other Related Agreements (as defined herein), whereby Amex has agreed to transfer, and GBT Holdco has agreed to assume, certain assets and liabilities comprising the GBT Business, and whereby Amex and GBT Holdco have agreed to terms and conditions regarding Amex’s ownership and management of GBT Holdco, in each case subject to the terms and conditions thereof;

WHEREAS, pursuant to the Share Purchase Agreement and the Shareholders Agreement, the Parties shall enter into this Agreement, pursuant to which GBT Holdco shall, on behalf and for the benefit of Amex, perform certain services, obligations and other responsibilities to enable Amex to continue its operations and performance of its services, obligations and responsibilities under the existing and Future Co-Brand Agreements (as defined herein);

WHEREAS, the Parties acknowledge that Amex’s relationships with third party Co-Brand Partners (as defined herein), including [***], are strategic to Amex and its Affiliates, and drive substantial and considerable value to Amex and its Affiliates as well as its Co-Brand Partners across multiple commercial relationships, including: (i) consumer and small business card issuance and service; (ii) merchant card acceptance; (iii) loyalty programs; (iv) commercial card issuance and service; and (v) travel related services;1

1       Minimum guarantees and relationship building have been, and will continue to be, a part of co-branded card program negotiations.

EXECUTION VERSION

WHEREAS, the Parties acknowledge that in order to preserve, strengthen and grow Amex’s current and future co-brand relationships, Amex undertakes substantial investments across each of the commercial areas related to the co-branded card programs, and given the highly competitive environment of co-branded card program deals and the unique nature of the co-branded card program bidding process that requires a company to leverage all facets of its business to win or preserve the co-brand relationship, the services, obligations and other responsibilities assumed by GBT Holdco hereunder are critical to Amex’s overall business;

WHEREAS, the Parties acknowledge that the commitment by GBT Holdco to perform services, obligations, and other responsibilities pursuant to this Agreement is necessary to enable the transfer of the GBT Business to GBT Holdco;

WHEREAS, the Parties acknowledge that their mutual cooperation is vital and that it is imperative to Amex to preserve, support and grow existing Co-Brand Agreements and establish future co-branded card program relationships; and

WHEREAS, the Parties wish to set forth the terms of their relationship relative to the matters described above.

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Terms. The following contains definitions of certain terms, which shall have the meanings set forth below when used in this Agreement:

“Action” means any Claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“AECB” means American Express Centurion Bank.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, including its Subsidiaries; provided, however, that, for purposes of this Agreement, (i) none of Amex, Juweel or the Investor Entities shall be deemed an Affiliate of GBT Holdco or any of its Subsidiaries and (ii) GBT Holdco and each of its Subsidiaries shall not be deemed to be an Affiliate of any of Amex, Juweel or the Investor Entities. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, wither through the ownership of voting securities, by contract, or otherwise.

“Agent” means a Person’s shareholder, officer, director, employee, accountant, attorney, contractor, subcontractor, representative or agent.

“Agreement” means this Consumer Service Operating Agreement, including all Articles, Sections, Exhibits and Schedules hereto.

“Amended GBT Obligation Price” has the meaning ascribed to it in Section 2.02(b).

EXECUTION VERSION

“Amended GBT Obligations” has the meaning ascribed to it in Section 2.02(a).

“Amex” has the meaning ascribed to it in the preamble.

“Amex Card Transaction Data” means all Data related to purchases and other transactions made using a Card issued or administrated by Amex, FSB, AECB, their Affiliates, or any Co-Brand Partners.

“Amex Competitor” means any Person that issues or services co-branded credit cards, including servicing rewards programs in relation to such cards, or any Person that provides products or services that are substantially similar to those provided by Amex through the TLS Business pursuant to any co-branded credit card partnership agreement.

“Applicable Laws” means, collectively, (a) all Laws now in effect or hereinafter enacted or adopted, in any jurisdiction, applicable to the obligations and performance of the applicable Party and its Affiliates and any and all other matters relating to the subject matter of this Agreement and (b) all judgments, requests, directives, regulatory guidance, demands or similar orders of any Governmental Authority having authority, oversight jurisdiction or similar power over any such Party or its Affiliates.

“Arbiter” means the arbitration or mediation official assigned or selected to arbitrate or mediate any dispute in accordance with the rules of the American Arbitration Association or JAMS, pursuant to Section 9.04(a) herein.

“Card” means any consumer, corporate or other credit card issued by Amex, FSB, AECB or any of their respective Affiliates, or any co-branded credit cards partners of Amex, FSB, AECB or any of their respective Affiliates.

“Card Member” means any holder of a Card in connection with an account with Amex, its parent companies, or any of its Affiliates.

“Claims” means collectively, all claims, demands, suits, proceedings and/or actions, actual or threatened.

“Client” means any Person that receives products or services from either Party, including but not limited to travel-related products, travel program consulting, and travel booking services.

“Co-Brand Agreements” means certain co-branded credit card program partnership agreements set forth on Schedule II, which include the following: (a) the [***] Co-Brand Agreement, (b) the [***] Co-Brand Agreement and (c) the [***] Co-Brand Agreement.

“Co-Brand Partners” shall mean non-Amex, non-FSB, non-AECB, and non-Amex-Affiliate counterparties to the Co-Brand Agreements, including [***].

“Confidential Information” has the meaning ascribed to it in Section 5.01.

“Contract” means, with respect to any Person, all contracts, agreements, consulting arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, to which such Person is a party, under which such Person is otherwise entitled to benefits or by which such Person is otherwise bound.

EXECUTION VERSION

“Data” means any data or other information, in any form or format, including interim, processed, compiled, summarized or derivative versions of such data or information that may exist in any system, database or record.

“[***]” means [***] and its Affiliates.

“[***] Co-Brand Agreement” means that certain [***], dated as of [***] (as amended and supplemented from time to time), between Amex, FSB and [***].

“Disclosing Party” has the meaning ascribed to it in Section 5.01.

“Dispute” has the meaning ascribed to it in Section 9.04(a).

“Effective Date” has the meaning ascribed to it in the preamble.

“Existing GBT Obligations” has the meaning ascribed to it Section 2.01.

“Expiration Date” means the day of the fifteenth (15th) anniversary of the Effective Date, unless amended or extended pursuant to the terms hereof.

“FSB” means American Express Bank, FSB, a federal savings bank.

“Future Co-Brand Agreements” means co-branded card program agreements entered into following the Effective Date.

“GBT Business” has the meaning ascribed to it in the recitals.

“GBT Holdco” has the meaning ascribed to it in the preamble.

“GDS” means global distribution systems, including Sabre (including Abacus), Travelport (Apollo, Worldspan, Galileo), and Amadeus.

“Governmental Authority” means any United States or non-United States federal, state, provincial, regional, or local authority, legislative body, court, government, or self-regulatory organization (including any stock exchange), commission, tribunal or organization, or any regulatory agency, or any political or other subdivision, department or branch of any of the foregoing.

“Indemnified Party” has the meaning ascribed to it in Section 8.01.

“Indemnifying Party” has the meaning ascribed to it in Section 8.01.

“Initial Term” has the meaning ascribed to it in Section 6.01.

EXECUTION VERSION

“Intellectual Property” means all intellectual property or other proprietary rights arising under any: (a) trademarks, service marks, trade names, or other source identifiers, including all associated goodwill and any applications or registrations therefor (collectively, “Trademarks”); (b) original works of authorship, copyrights, and any registrations or applications therefor; (c) patents, patents applications, and all reissues, divisions, continuations-in-part and extensions thereof; (d) computer software, including source code, object code, algorithms, databases, Data files (including all Data and collections and compilations of Data and other information) and all related documentation; (e) confidential or proprietary information, including trade secrets, know-how, and customer lists; and (f) all rights and incidents of interest in and to all noncompetition or confidentiality agreements, in each case including any all applications therefor or registrations, renewals, modifications and extensions thereof.

“Investor Entities” has the meaning ascribed to it in the Share Purchase Agreement.

“[***]” means [***] and its Affiliates.

“[***] Co-Brand Agreement” means that certain Amended and Restated [***] American Express Co-Branded Credit Card Program Agreement, dated as of [***] (as amended and supplemented from time to time), between Amex, FSB and [***].

“Juweel” has the meaning ascribed to it in the preamble.

“Law” means any law (including common law) statute, ordinance, regulation, rule, code or other requirement or rule enacted or promulgated by any Government Authority.

“Losses” means, collectively, all claims, judgments, losses, liabilities, fines, costs, damages, settlements or expenses, including costs of investigation or litigation or other proceedings and taxes and reasonable attorneys’ fees including interest and penalties recovered by a third party with respect thereto, whether or not a lawsuit has been filed.

“Party” has the meaning ascribed to it in the preamble.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or other entity, including any Governmental Authority.

“Receiving Party” has the meaning ascribed to it in Section 5.01.

“Related Agreements” means the Contracts set forth in Schedule I.

“Relationship Manager” means the employee of each Party primarily responsible for serving as the contact person of such Party for matters relating to this Agreement.

“Renewal Term” has the meaning ascribed to it in Section 6.01.

“Share Purchase Agreement” has the meaning ascribed to it in the recitals.

“Shareholders Agreement” has the meaning ascribed to it in the recitals.

EXECUTION VERSION

“[***]” means [***] and [***] and their respective Affiliates.

“[***] Co-Brand Agreement” means that certain [***] Co-Branded Program Agreement, dated as of [***] (as amended and supplemented from time to time), between Amex, FSB and [***].

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the equity securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other Person or Persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Term” has the meaning ascribed to it in Section 6.01.

“TLS Business” has the meaning ascribed to it in the recitals.

“Trademark” has the meaning ascribed to it in the definition of Intellectual Property.

“U.S.” means the United States of America.

SECTION 1.02. Construction. As used herein, (a) all references to the plural number shall include the singular number (and vice versa); (b) all references to the masculine gender shall include the feminine gender (and vice versa); (c) the words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense; and (d) all references to “herein” or like words shall refer to this Agreement. Section headings are for convenience only and are not to be construed as part of this Agreement. Unless the context of this Agreement requires otherwise, “will” and “will not” are expressions of command, not merely expressions of future intent or expectation.

ARTICLE II

CO-BRANDED CARD PROGRAM SERVICES

SECTION 2.01. Existing GBT Obligations. GBT Holdco shall, on behalf and for the benefit of the TLS Business, perform all of the services, obligations and other responsibilities that the GBT Business has performed prior to the Effective Date with respect to the Co-Brand Agreements, in accordance with and pursuant to the terms and conditions of such Co-Brand Agreements as they existed on the Effective Date, to meet the obligations set forth on Exhibit 1 hereto (collectively, the “Existing GBT Obligations”). In the event that Amex, in its sole discretion, at any time and from time to time, renews or extends any Existing GBT Obligation, in whole or in part, GBT Holdco shall perform renewed or extended Existing GBT Obligation pursuant to the terms of this Section 2.01.

EXECUTION VERSION

SECTION 2.02. Performance of Amended GBT Obligations.

(a)            In the event that Amex, in its sole discretion and from time to time, amends, modifies, or otherwise supplements any Existing GBT Obligation, in whole or in part, whether or not consistent with any Existing GBT Obligation (collectively, the “Amended GBT Obligations”), GBT Holdco acknowledges and agrees, subject to Section 2.02(b) below, to perform such Amended GBT Obligations on behalf and for the benefit of Amex and the existing Co-Brand Partners, for such duration as such Amended GBT Obligations are contemplated to be performed under the applicable Co-Brand Agreement. For the avoidance of doubt, (i) the Parties agree that an extension or renewal of an existing Co-Brand Agreement that does not change or modify the Existing GBT Obligations (other than duration of the term), as set forth in Section 2.01, shall not be deemed an amendment, modification or supplement for the purposes of this Agreement, without regard to whether they would be so considered in the applicable Co-Brand Agreement, and (ii) nothing in this Agreement should impact Amex’s rights to amend, modify, supplement, renew or extend any Co-Brand Agreement.

(b)            Notwithstanding the foregoing, prior to committing to the performance of any Amended GBT Obligations, if in its reasonable opinion GBT Holdco determines that such Amended GBT Obligations are commercially feasible, GBT Holdco shall inform Amex in writing of the price it will charge to perform such Amended GBT Obligations, which shall cover [***] (the “Amended GBT Obligation Price”). Upon receipt of notice from GBT Holdco of any Amended GBT Obligation Price, Amex shall within thirty (30) days provide GBT Holdco with written notice indicating whether it agrees to pay such Amended GBT Obligation Price. If Amex agrees with such Amended GBT Obligation Price, GBT Holdco shall perform such Amended GBT Obligations on behalf of and for the benefit of Amex and the applicable Co-Brand Partners. If Amex disagrees with such Amended GBT Obligation Price, Amex may request supporting documentation from GBT Holdco demonstrating the good faith and reasonable basis for the Amended GBT Obligation Price. For the avoidance of doubt, GBT Holdco’s performance of the Amended GBT Obligations is contingent upon Amex’s payment of the Amended GBT Obligation Price within a commercially reasonable time, on payment terms (i.e., prorated on a monthly or an annual basis) agreed to between the Parties in writing.

SECTION 2.03. New GBT Obligations. GBT Holdco shall designate a C-level officer to assist Amex in evaluating travel-related proposals to the then-current Co-Brand Partners, other co-branded card program partners or prospective co-branded card program partners. Subject to Article V and Applicable Law, Amex shall provide such officer with commercially reasonable access to material information regarding responses to requests for proposals and any material negotiations concerning existing or potential Co-Brand Agreements that shall be renewed beyond any current renewal terms set forth therein and potential Future Co-Brand Agreements.

The Parties agree that Amex shall retain the primary negotiating position with such Co-Brand Partners, other co-branded card program partners and prospective co-branded card program partners, and Amex shall retain the sole responsibility for conducting negotiations and, subject to Section 2.02(b), committing the Parties to new, amended or existing Co-Brand Agreements.

EXECUTION VERSION

SECTION 2.04. Quality of Services. GBT Holdco shall perform all Existing GBT Obligations and Amended GBT Obligations, in each case at a minimum (i) with the same level of service, courtesy and professionalism, and in substantially in a manner and to the standards, terms and conditions and at which such services, obligations and other responsibilities were performed by the GBT Business to the TLS Business in the ordinary course of business preceding the Effective Date, and (ii) with no less standard of care than that used by GBT Holdco in furnishing similar services for its own Clients.

SECTION 2.05. Reporting and Other Communication. Subject to Applicable Law and Section 2.04, GBT Holdco shall provide any and all updates and reports, which shall include at a minimum the content and form specified on the report on Schedule III hereto, and otherwise engage in such other formal or informal communications at a minimum in substantially the same manner and on the same standards (including frequency and media) as provided by the GBT Business to Amex in the ordinary course of business preceding the Effective Date. In the event that Amex reasonably determines that additional information, updates, reports, or other communications related to the Co-Brand Agreements are necessary, including such information or materials that may not have been otherwise shared between the GBT Business and Amex prior to the Effective Date, the Parties shall use commercially reasonable efforts to agree on the manner and standards relating to such additional reporting.

SECTION 2.06. Audit. GBT Holdco shall afford to Amex (or a mutually agreed-upon Agent of Amex) and their auditors access to all of the books, records and properties of GBT Holdco, during normal business hours, and upon reasonable advance notice, to enable Amex to audit the performance of GBT Holdco of its obligations, under this Agreement, including GBT Holdco’s compliance with the service standards and reporting obligations set forth in

Section 2.04 and Section 2.05 and the legal compliance obligations in Section 3.04, and GBT Holdco shall provide reasonable cooperation and assistance to any such Persons, including permitting such Persons to make copies of such books and records and to discuss all aspects of GBT Holdco’s business related to this Agreement with any Agents of Amex, and GBT Holdco shall provide to Amex responses to all reasonable written requests for information regarding GBT Holdco’s performance under this Agreement; provided, however, that such audit, investigation, and preparation of responses shall not unreasonably or adversely impact GBT Holdco’s regular operations and business. Such audit shall be completed at Amex’s sole expense.

SECTION 2.07. Survival of Obligations. Following the termination or expiration of this Agreement, GBT Holdco shall, with respect to each Co-Brand Agreement, including any amendments, supplements, modifications or addenda thereto entered into after the Effective Date, and so long as GBT Holdco is notified of such Co-Brand Agreement term prior to the date of termination or expiration of this Agreement, continue to perform its obligations under this Agreement until the end of the then-current term of each such Co-Brand Agreement.

SECTION 2.08. Business Relationship Committee. The Parties shall establish and maintain a committee (the “Business Relationship Committee”), made up of at least one (1) representative of each Party (each such representative to be a senior vice president level or above), to discuss the business relationships between the Parties and coordinate efforts between the Parties therefor, which such meeting shall occur on a quarterly basis or as agreed by the Parties.

EXECUTION VERSION

ARTICLE III

COVENANTS

SECTION 3.01. Improvements and Opportunities. GBT Holdco shall, on an ongoing basis, at no cost to Amex, make any and all commercially reasonable efforts necessary to work with Amex to identify and recommend opportunities, including business and technological developments and innovations presented by providing services to then-current Co-Brand Partners and other third parties pursuant to this Agreement, with the objective of maximizing opportunities to the Parties. These improvements shall include any opportunities relating to differentiating GBT Holdco’s business, increasing revenues to Amex, or enhancing the experience of then-current Co Brand Partners.

SECTION 3.02. Negative Covenant. GBT Holdco agrees that it shall not, and shall cause its Affiliates to not, take any action that would reasonably be expected to adversely affect Amex’s ability of fulfill any of its obligations to any then-current Co-Brand Partner under any Contract with such Co-Brand Partner (or GBT Holdco’s ability to fulfill any of its obligations hereunder), or otherwise adversely affect or conflict with Amex’s relationships with such Co-Brand Partner, without Amex’s prior written consent, including refraining from the following actions:

(a)            offering card and payment-related products or services, including loyalty rewards products and services, to, or negotiating or attempting to create an independent business relationship for such services with, any existing Co-Brand Partners or any prospective Co-Brand Partners; provided, however, that Amex must notify GBT Holdco that a Person is a prospective Co-Brand Partner, which notice can be given during a meeting of the Business Relationship Committee.

(b)            engaging in any transaction with any Person that would reasonably be expected to materially impair, harm or jeopardize Amex’s ability to fulfill any of its obligations to any then-current Co-Brand Partner under any Co-Brand Agreements (or GBT Holdco’s ability to fulfill any of its obligations hereunder). Notwithstanding the foregoing, nothing in this Section 3.02(b) shall interfere with or restrict GBT Holdco’s ability to engage in any negotiations or consummate any transaction in the ordinary course of business relating to any existing or future Contract relating to GBT Holdco’s Business.

(c)            Notwithstanding the foregoing, and subject to the restrictions of this Section 3.02, each of GBT Holdco and any of its Affiliates shall have the right to negotiate Contracts on its or their own behalf with any Person so long as, individually or in the aggregate, such Contracts do not and would not reasonably be expected to, negatively affect GBT Holdco’s commitment to perform any and all obligations under this Agreement or any then-current Co-Brand Agreement at the time GBT Holdco or such Affiliate is negotiating such Contract; provided, however, that if such Contract or performance by GBT Holdco or such Affiliate pursuant to the terms of such Contract otherwise causes GBT Holdco to breach any such Existing GBT Obligation or Amended GBT Obligation under this Agreement, as applicable, then compliance by GBT Holdco or such Affiliate with the terms of this Section 3.02(c) shall in no event excuse GBT Holdco’s performance of any Existing GBT Obligation or Amended GBT Obligation.

EXECUTION VERSION

SECTION 3.03. Books and Records. Each Party shall maintain complete and detailed financial, administrative and other books and records relating to this Agreement until the later of (a) one (1) year following the expiration or termination of this Agreement and (b) the period of continuing performance under Section 2.07.

SECTION 3.04. Legal Compliance. Each Party represents, warrants and covenants that it shall comply with and perform its obligations hereunder in compliance with all Applicable Laws, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010, as amended, as well as the rules and regulations and terms and conditions of the Airlines Reporting Corporation, the Bank Settlement Plan, the International Air Transport Association, and the International Airlines Travel Agent Network, and their successors, as applicable; provided, however, that if any Governmental Authority seeks to access any Confidential Information, the Parties shall comply with the provisions of Article V of this Agreement.

SECTION 3.05. Government Audits. Each Party shall cooperate with any and all Governmental Authorities having jurisdiction over the other Party in connection with any audits, inquiries, examinations, or supervisory reviews, whether formal or informal, by such Governmental Authorities; provided, that the Party subject to such jurisdiction shall reimburse the cooperating Party and its Affiliates for any reasonable out-of-pocket expenses incurred by such Party or its Affiliates in connection with cooperating with any such audits, inquiries, examinations or supervisory reviews. The cooperating Party shall not be entitled to reimbursement if such audit, inquiry, examination, or supervisory review reveals that the cooperating Party is then in breach of, or has breached, this Agreement. Each Party acknowledges and agrees that certain Governmental Authorities are, or may be, entitled to regulate, supervise, examine, or investigate any matters within this Agreement or any other affairs of either Party from time to time, and require, or may require, the right, by virtue of Applicable Law, to supervise the affairs of either Party. Accordingly, each Party agrees to provide to such Governmental Authorities timely access to its records, personnel, facilities and systems and all information and assistance as such Governmental Authorities request or require; provided, however, that if any Governmental Authority seeks to access any Confidential Information, the Parties shall comply with the provisions of Article V of this Agreement.

SECTION 3.06. Further Assurances. Each Party shall, at its own expense and upon the reasonable request of the other Party, duly execute and deliver, or cause to be duly executed and delivered, to such Party such further instruments, and do and cause to be done such further acts, as may be necessary or proper in the reasonable opinion of such Party to carry out more effectively the provisions and purposes of this Agreement.

EXECUTION VERSION

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Parties. Each Party represents and warrants to the other Party that:

(a)            Organization. Such Party is a corporation or other legal entity duly organized, validly existing and in good standing (where such concept exists) under the Laws of the jurisdiction of its organization, and has all requisite corporate or other power and authority and all necessary material governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted.

(b)            Authority; Validity of Agreement. Such Party has the requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Party, and, assuming due and valid authorization, execution and delivery hereof by the other Party hereto, this Agreement is a valid and binding obligation, enforceable against it in accordance with its terms.

(c)            Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by such Party or compliance by it with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation and by-laws or similar organizational documents of such Party, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, suspension, cancellation or acceleration) under, or trigger an obligation to pay any consideration, royalties or other amounts in excess of those amounts otherwise owed by such Party, or require any consent under, or result in the creation of any encumbrance on any of its material property or assets pursuant to any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which such Party or by which it or any of its respective properties or assets may be bound or

(iv)            violate any Applicable Law which such Party, any of its Subsidiaries or any of their properties or assets may be subject to, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, violations, breaches, defaults, rights, obligations or encumbrances which would not, individually or in the aggregate, have a material adverse effect on such Party.

(d)            Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Party, threatened against or involving such Party or any of its Affiliates that challenges the validity of this Agreement or seeks to prevent, enjoin, alter or materially delay any of the aspects of the performance of any of its obligations under this Agreement.

(e)            No Other Representations. Except as to matters expressly covered in this Article IV or in any Related Agreement, each Party hereby disclaims all other representations, warranties and guarantees, whether express or implied.

EXECUTION VERSION

ARTICLE V

CONFIDENTIALITY

SECTION 5.01. Confidentiality.

(a)            For purposes of this Agreement, “Confidential Information” means, with respect to each of the Parties and their respective Affiliates, information of a confidential or proprietary nature that the receiving Party or its Affiliates (the “Receiving Party”) receive from the other Party or its Affiliates (the “Disclosing Party”) in the performance of or in connection with this Agreement, including any Data related to any Client of either Party or their respective Affiliates; information related to any patents, know-how, designs, formulas, processes, technology, plans, trade secrets, inventions, discoveries, improvements and ideas or works of authorship or other information relating to the business of either Party or their respective Affiliates; information concerning any of the Parties’ or their respective Affiliates’ past, current or possible future products or projects; information about its research, development, purchasing, accounting, marketing, or selling of products or services; and information concerning any of its past, current or possible future Clients or business prospects.

(b)            Each Party and, if applicable, their respective Affiliates shall preserve the strictest confidence of all the terms of this Agreement and all Confidential Information using at least the same degree of care as it employs in maintaining in confidence its own confidential information of a similar nature, but in no event less than a reasonable degree of care.

(c)            The foregoing confidentiality obligations shall not apply to information that is: (i) already known and free of any restriction on the Receiving Party prior to the date of disclosure thereof by the Disclosing Party; (ii) subsequently learned on a non-confidential and lawful basis from an independent third party not bound by this Agreement; (iii) already in or hereafter becomes part of the public domain through no fault of the Receiving Party; (iv) expressed in writing by the Disclosing Party to be non-confidential; (v) mutually deemed in writing to be non-confidential by the Parties pursuant to this Agreement; (vi) in an aggregate form not attributable to the Disclosing Party; or (vii) required by Applicable Law to be disclosed; provided, however, that if not prohibited by Applicable Law and if practicable, the Receiving Party shall (A) give prompt written notice of any such request or requirement to the Disclosing Party, and the Confidential Information of the Disclosing Party it believes it is required to disclose; and (B) cooperate to the extent practicable with the Disclosing Party, at the Disclosing Party’s expense, with any reasonable efforts of the Disclosing Party to avoid or minimize such disclosure and/or obtain confidential treatment thereof or other protective order. If the Disclosing Party is unable to obtain a protective order of confidential treatment, the Receiving Party may disclose the Disclosing Party’s Confidential Information without breach of this Agreement.

SECTION 5.02. Use of Confidential Information. Except with the prior written consent of the Disclosing Party, the Receiving Party shall not use or disclose any Confidential Information to any Person except in accordance with the terms of this Agreement, provided that the Receiving Party shall not use any of the Disclosing Party’s Confidential Information for any purpose, other than that the Receiving Party may disclose the Disclosing Party’s Confidential Information to its Affiliates, or Agents, including its legal and financial consultants (but only insofar as those people or entities require access to such Confidential Information to enable the Party to fulfill its obligations under this Agreement) and provided, further, that such Affiliates, Agents and consultants comply with the confidentiality provisions set forth in this Article V and elsewhere in this Agreement and any Related Agreement. The Receiving Party shall not take any other action with respect to the other Party’s Confidential Information inconsistent with the confidential and proprietary nature of such information.

EXECUTION VERSION

SECTION 5.03. Return or Destruction of Confidential Information. Each Party and, if applicable, their respective Affiliates, shall return Confidential Information of the other Party and its Affiliates, or destroy it, upon the termination or expiration of this Agreement, subject to Applicable Laws requiring its retention and any provisions of this Agreement allowing retention of Data, and in the case of electronic Data, automatic back-up procedures, and each Party shall certify to the other Party in writing that such Confidential Information has been destroyed within ten (10) days of such destruction. To the extent that a Party or its Affiliates retains Confidential Information of the other Party following the termination or expiration of this Agreement, as permitted by this Agreement, such Confidential Information shall continue to be subject to the requirements of this Article V.

SECTION 5.04. Notice of Disclosure of Confidential Information. In the event that either Party learns that Confidential Information of the other Party or its Affiliates has been disclosed to or accessed by an unauthorized Person, such Party shall give reasonably prompt notice of such event to the other Party’s Relationship Manager.

SECTION 5.05. Remedies.

(a)            Without prejudice to any other rights or remedies that a Party may have under this Agreement, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Article V, that the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision, and that no proof of special damages shall be necessary for the enforcement of the rights under this Article V.

(b)            The obligations contained in this Article V shall survive the termination of this Agreement.

ARTICLE VI

TERM AND TERMINATION

SECTION 6.01. Term and Renewal. This Agreement shall be effective as of the Effective Date. The term of this Agreement shall commence on the Effective Date and continue until the Expiration Date (the “Initial Term”), and shall thereafter automatically renew for additional three (3) year terms (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless (i) terminated earlier pursuant to Section 6.02, Section 6.03 or Section 9.10 or (ii) either Party provides written notice of non-renewal at least three-hundred and sixty-five (365) days prior to the expiration of the Initial Term or any Renewal Term, as applicable.

SECTION 6.02. Termination for Breach/Insolvency. Either Party may terminate this Agreement, effective immediately, upon written notice to the other Party thereof, if the other Party (a) has committed a material breach of its obligations under this Agreement and has failed to cure such material breach within sixty (60) days of receipt by the other Party of written notice thereof; (b) has liquidated or dissolved; or (c) becomes or is adjudicated insolvent, is unable to meet or has ceased paying its debts generally as they become due, is subject to any insolvency or bankruptcy proceeding, makes an assignment for the benefit of creditors or is subject to receivership, conservatorship or liquidation.

EXECUTION VERSION

SECTION 6.03. Termination for Specific Events. Amex may terminate this Agreement immediately, for any reason, and at any time, upon written notice to GBT Holdco.

SECTION 6.04. Survival. The following provisions of this Agreement shall survive the termination of this Agreement: Section 1.01, Section 1.02, Section 2.04, Section 2.07, Section 3.03, Section 3.04, Article V, Article VIII, Section 9.04, and Section 9.07.

ARTICLE VII

[RESERVED]

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Mutual Indemnification. Subject to Section 8.03, each Party hereto (the “Indemnifying Party”) will indemnify, defend and hold harmless the other Party and any Affiliate or Agent of the other Party (collectively, the “Indemnified Party”), from and against any and all Losses that result from, arise out of, relate to or are incurred by reason of or on account of a third party Claim due to: (i) the Indemnifying Party’s or its Affiliate’s or its Agent’s failure to perform its duties or obligations under this Agreement; (ii) the gross negligence or willful or intentional misconduct of the Indemnifying Party or its Affiliates or its Agents in the course of the performance of its or their duties and obligations under this Agreement, (iii) the Indemnifying Party’s or its Affiliate’s or Agent’s breach of any representation, warranty or covenant hereunder; or (iv) the failure of the Indemnifying Party (including its Affiliates and Agents that perform on behalf of the Indemnifying Party hereunder) to comply with its obligations set forth in Section 3.04.

SECTION 8.02. Indemnification Procedures.

(a)            Each Indemnified Party shall promptly notify the Indemnifying Party in respect of any Losses of which the Indemnified Party becomes aware which may give rise to a right of indemnification pursuant to Section 8.01. If an Indemnified Party fails to give prompt notice of any such Losses to the Indemnifying Party, such failure shall not limit the liability of the Indemnifying Party, except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby.

(b)            Each Indemnifying Party shall have the right to defend or settle any Losses for which it is obligated to indemnify an Indemnified Party; provided, however, that the Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written approval where such settlement would involve an admission of wrongdoing, continuing liability or diminution of rights or increase of obligations assumed by the Indemnified Party under this Agreement or require the Indemnified Party to pay any amounts to any Person.

(c)            Each Indemnified Party shall have the right to participate in the defense of any Claims at its own expense and with its own counsel.

EXECUTION VERSION

(d)            Each Party shall reasonably cooperate with the other Party to defend, settle or investigate any Claims or potential Claims made by any Person against such Party on the basis of any alleged act or failure to act, whether or not such Claims are subject to indemnification hereunder, provided, that the requesting Party shall reimburse the other Party for any reasonable out-of-pocket expenses incurred in complying with this Section 8.02(d).

SECTION 8.03. Limitations of Liability.

(a)            NOTWITHSTANDING ANY OTHER PROVISIONS HEREOF, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, NOR FOR ANY LOST PROFITS OR REVENUES, LOST SAVINGS OR LOST BUSINESS, RELATING TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.

(b)            Notwithstanding anything else in this Agreement to the contrary, no Party shall be liable in connection with a Claim made against it for any Losses to the extent that:

(i)             the Loss that is the subject of such Claim has already been recovered in respect of another Claim or is a Loss for which the Indemnified Party has been compensated or otherwise made good; or

(ii)            such Claim relates to a Claim for which indemnity or other alternative remedies are provided for under any other Related Agreement and such remedies have not yet been exhausted thereunder.

SECTION 8.04. Remedies Cumulative. Subject to any other provision of this Agreement stating otherwise (including any exculpatory provisions), the remedies provided for in this Agreement shall be cumulative and shall not preclude assertion by any Party hereto of any other rights or the seeking of any other remedies against the other Party.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, except as otherwise specifically provided in this Agreement.

SECTION 9.02. Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

EXECUTION VERSION

SECTION 9.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (and shall be deemed to have been duly given upon receipt) if mailed, delivered personally, sent by facsimile (which is confirmed), by electronic mail (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

To Amex:

American Express Travel Related Services Company, Inc.

American Express Tower

World Financial Center

New York, New York 10285-3500

Attn: Senior Vice President, Strategic Alliances and Co-Brand

With an informational copy to:

General Counsel’s Office

American Express Travel Related Services Company, Inc.

American Express Tower

World Financial Center

New York, New York 10285-4900

Attn: Managing Counsel, U.S. Consumer Services

To GBT Holdco:

GBT III B.V.

Hoogoorddreef 15 Atlas-Arena

1101 BA Amsterdam

Attn: General Counsel’s Office and William Glenn

With an informational copy to:

Juweel Investors Limited

119 West 40th Street, 12th Floor

New York, NY 10018

Attn: Secretary

SECTION 9.04. Mediation and Arbitration.

(a)            The Parties agree that any and all disputes, claims or controversies arising out of or related to this Agreement, including any Claims under any Applicable Law (“Disputes”), shall be submitted to mediation. If a Dispute is not resolved through mediation within forty-five (45) days from such submission, it shall be submitted for binding arbitration upon the demand of either Party. Any mediation and/or arbitration shall take place in the State of New York, New York County, and shall be administered by, and pursuant to the rules of, the American Arbitration Association or JAMS, upon the election of the Party asserting the Dispute. In the event of any inconsistency between this Section 9.04 and any rule of the arbitration organization, this Section 9.04 will control. Except as otherwise provided for herein, neither Party will have the right to litigate Disputes.

EXECUTION VERSION

(b)            DISPUTES SHALL BE ARBITRATED ON AN INDIVIDUAL BASIS. THERE SHALL BE NO RIGHT OR AUTHORITY FOR ANY DISPUTES TO BE ARBITRATED ON A CLASS ACTION BASES OR IN A PURPORTED REPRESENTATIVE CAPACITY ON BEHALF OF THE GENERAL PUBLIC OR OTHER ENTITIES SIMILARLY SITUATED. Furthermore, Disputes brought by either Party against the other Party may not be joined or consolidated in arbitration with Disputes brought by or against any third party, unless agreed to in writing by all Parties. The Arbiters’ authority to resolve Disputes and to make awards is limited to Disputes between the Parties alone, and is subject to the limitations of liability set forth in this Agreement. No arbitration award or decision shall be given preclusive effect as to issues or claims in any Dispute with anyone who is not a Party to the arbitration. The mediation/arbitration proceedings and all documentation and/or information related to such processes shall be deemed confidential. All offers, promises, conduct and statements, whether written or oral, made in the course of the negotiations and arbitration by any of the Parties, their Agents, experts, and by the Arbiters, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or arbitration. Should any portion of this subclause (b) be stricken from this Agreement or deemed otherwise unenforceable, then this entire Section 9.04 shall not apply, other than this sentence.

(c)            Notwithstanding the foregoing, the Parties expressly agree that a mediation or an arbitral tribunal appointed hereunder or under any of the Related Agreement may exercise jurisdiction with respect to Disputes or controversies arising under, out of, relating to or in connection with this Agreement and any of the Related Agreements, which are related by common questions of law or fact that could result in conflicting awards or obligations, and the Parties expressly consent to the consolidation of arbitrations commenced hereunder and/or under one or more of the Related Agreements. When arbitrations are consolidated as contemplated herein, they shall be consolidated into the mediation or arbitration that commenced first, unless otherwise agreed by the Parties.

(d)            Subject to the second sentence of subclause (e) below, the Parties shall be equally responsible for paying the mediation and arbitration fees (including filing, administrative, hearing and/or other fees) incurred hereunder, provided by the rules of the arbitration organization selected in accordance with this Section 9.04.

(e)            The Parties agree that the Arbiters’ decision shall be final and binding. The provisions of this Section 9.04 may be enforced in a court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses incurred in obtaining the enforcement of this provision to be paid to the Party against whom enforcement is ordered.

(f)            Subject to Section 9.05, either Party shall have the right to seek equitable relief (i) in arbitration prior to the arbitration proceedings to enforce the status quo, and (ii) in a court to enforce the confidentiality provisions set forth in Article V. For the avoidance of doubt, nothing in this Section 9.04 shall prevent either Party from seeking an injunction against the unauthorized use or disclosure of that Party’s or its Affiliates’ Intellectual Property or Confidential Information in accordance with Article V. The Parties shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law (without being required to post a bond or other security or provide special proof, which requirement the Parties agrees to waive).

EXECUTION VERSION

(g)            This arbitration provision is made pursuant to a transaction involving interstate commerce, and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, as amended.

SECTION 9.05. Governing Law; Jurisdiction and Venue.

(a)            This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof or any other jurisdiction that would give rise to the application of the Laws of another jurisdiction.

(b)            Any Dispute arising out of, relating to or in connection with this Agreement (other than those submitted to an Arbiter in accordance with Section 9.04), including any Dispute regarding the validity or termination of this Agreement, or the performance or breach of this Agreement, shall be brought exclusively in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in each case, in a court sitting in New York County, and the appellate courts having jurisdiction with respect to appeals from such courts. In that context, and without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally:

(i)             consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(ii)            waives all right to trial by jury in any Action;

(iii)           agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 9.03; and

(iv)           agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the Parties’ entire agreement on and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof, and (b) is not intended to confer upon any Person other than the parties hereto and thereto any rights, benefits or remedies hereunder or thereunder.

SECTION 9.07. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of such invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a Governmental Authority of competent jurisdiction declares that any term or provision hereof is invalid, void or unenforceable in a jurisdiction, such term or provision shall be fully severable from this Agreement and this Agreement shall be construed and enforced in such jurisdiction as though such invalid, void or unenforceable term or provision never comprised a part hereof. Furthermore, the Parties shall negotiate in good faith to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable in the relevant jurisdiction and that comes closest to expressing the intention of the invalid or unenforceable term or provision in such jurisdiction.

EXECUTION VERSION

SECTION 9.08. Intellectual Property. Except as otherwise expressly provided in this Agreement or otherwise mutually agreed in writing by the Parties, nothing in this Agreement shall have the effect of granting to or vesting in either Party any Intellectual Property or any other right, title or interest in or to any information, Data (including in the case at Amex, the Amex End-User Data), materials, ideas, strategies, concepts or policies of, or any work provided, devised, developed or created by, the other Party in relation to this Agreement or otherwise owned by the other Party.

SECTION 9.09. Extension; Waiver. Any Party may, on its own behalf, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.10. Force Majeure. If any Party is unable to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including acts of God, terrorism, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability (labor strikes, lockouts or other labor issues shall not be deemed to be beyond a Party’s reasonable control). Upon the occurrence of any such force majeure event, the disabled Party shall promptly notify the other Party in writing of the occurrence thereof, the extent of its inability to perform its obligations under the Agreement as a consequence thereof, the expected duration of such inability to perform, and of any material developments that appear reasonably likely to further adversely affect the ability of the disabled Party to perform any of its obligations under this agreement in whole or in part. If a Party is unable to perform its obligations under this Agreement as a consequence of a force majeure event as described above for more than six (6) months, then the other Party shall have the right to terminate this Agreement immediately upon written notice.

EXECUTION VERSION

SECTION 9.11. Assignment.

(a)            Subject to Section 9.11(b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party and any such attempted assignment shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(b)            Either Party may assign this Agreement or its rights or obligations hereunder or delegate the performance of its obligations hereunder to any of its Affiliates to perform the obligations upon written notice to the other Party, provided, however, that (i) such assignment shall not in any manner limit or affect assignor’s obligations hereunder; (ii) such assignment shall be valid for so long as such assignee remains an Affiliate of the assigning Party; and (iii) such assignee may not assign the rights or obligations hereunder to any other party. Notwithstanding the foregoing, in no event may GBT Holdco assign any of its rights or obligations or delegate the performance of its obligations hereunder to any Affiliate that is an Amex Competitor, as that term is defined herein or in any Related Agreement.

SECTION 9.12. Subcontracting. Neither Party may subcontract any of their services, responsibilities or duties hereunder without the prior written consent of the other Party; provided, however, that nothing in this Agreement shall prevent either Party from delegating responsibilities under this Agreement to any of its Affiliates. In the event that any services, responsibilities, or duties under this Agreement are subcontracted, the subcontracting Party shall remain fully responsible for the performance of all obligations under this Agreement notwithstanding any subcontracting. Notwithstanding the foregoing, in no event may GBT Holdco subcontract any of its services, responsibilities or duties hereunder to any Affiliate that is an Amex Competitor, as that term is defined herein or in any Related Agreement.

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when the two or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” or other electronic transmission will be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.14. Relationship of the Parties. The Parties acknowledge that nothing in this Agreement is intended or shall be construed to create or establish any agency, partnership or joint venture relationship between the Parties, and that neither Party can take any action which is legally binding on the other without the prior written consent of the Party to be charged, except as expressly provided herein. The Parties expressly disclaim such relationship and agree that they are acting solely as independent contractors hereunder.

[Signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF, Amex and GBT Holdco have caused this Agreement to be executed and delivered as of the date and year first written above.

AMEX:      AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York corporation

By:	/s/ David Rabkin

Name: David Rabkin

Title: Senior Vice President, Consumer Products & Services

[Signature Page to the Consumer Services Operating Agreement]

EXECUTION VERSION

GBT HOLDCO:      GBT III B.V., a Netherlands private company with limited liability

By:	/s/ William H Glenn

Name: William H Glenn

Title: President and Chief Executive Officer